EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of October 2, 2015 by and between Luckycom, Ltd., a Hong Kong company and wholly-owned subsidiary of Luckycom Inc. (the “Company”) and Kingrich Lee (“Executive”)

W I T N E S S E T H:

WHEREAS, the Company desires to engage Executive as its Chief Executive Officer on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Executive desires to accept employment as the Company’s Chief Executive Officer on the terms and subject to the conditions set forth in this Agreement

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.      Employment and Duties.

(a)    Subject to the terms and conditions hereinafter set forth, the Company hereby employs Kingrich Lee as its Chief Executive Officer, and he shall have the duties and responsibilities associated with a Chief Executive officer of a public corporation. During the Term (defined hereafter) Executive shall report to the Company’s board of directors. Executive shall also perform such other duties and responsibilities as may be determined by the Company’s board of directors as long as such duties and responsibilities are consistent with those of the Company’s Chief Executive Officer.

(b)   Executive shall also serve in such executive capacity or capacities with respect to any affiliate of the Company to which he may be elected or appointed, provided that such duties are consistent with those of the Company’s Chief Executive Officer. For purposes of this Agreement, the term “affiliate” shall mean an entity that is controlled by the Company.

(c)    Unless terminated earlier as provided in Section 5 of this Agreement, this Agreement shall have an initial term (the “Initial Term”) commencing as of the date of this Agreement and expiring on Oct 1, 2016 and continuing on a year-to-year basis thereafter unless terminated by either party on not less than thirty (30) days notice prior to the expiration of the Initial Term or any one-year extension. The Initial Term and the one-year extensions are collectively referred to as the “Term.”

2.      Performance. Executive hereby accepts the employment contemplated by this Agreement. During the Term, he shall devote substantially all of his business time to the performance of his duties under this Agreement, and shall perform such duties diligently, in good faith and in a manner consistent with the best interests of the Company.

3.      Compensation and Other Benefits.

(a)    For his services to the Company during the Term, the Company shall pay Executive an annual salary (“Salary”) at the rate of one hundred eighty thousand U.S. dollars ($180,000) or one million four hundred and four thousand Hong Kong dollars (“HKD”) (HK$1,404,000) payable in equal monthly installments.

4.      Reimbursement of Expenses. The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement; provided however, that Executive shall be required to obtain prior approval from the Company for all expenditures in excess of five hundred thousand U.S. dollars ($500,000) or three million eight hundred seventy five thousand fifty HKD($3,875,050).

5.      Employee Benefits.

(a)    Health and Other Medical. Executive and his spouse shall be eligible to participate in all health and medical employee benefit plans as are available from time to time to other employees of the Company and their families. Pursuant to the Company’s policy, the Company shall pay fifty percent (50%) of the costs of all such benefits.

(b)   Vacation. Executive shall be entitled to two (2) weeks of paid vacation and five (5) personal days per year, to be taken in such amounts and at such times as shall be mutually agreed upon by the Company and Executive. Any unused paid vacation or personal days shall not be forfeited and shall carry forward to subsequent years. Executive shall not be entitled to reimbursement for any unused vacation or personal time, except as may be required under law.

(c)    Savings Plan. Executive shall be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including, but not limited to, any 401(k) plans, as are available from time to time to other employees.

6.      Termination of Employment.

(a)    Automatic Termination. This Agreement and Executive’s employment hereunder shall automatically terminate upon the earlier of: (i) the expiration of this Agreement pursuant to subsection 1(c) of this Agreement, (ii) termination pursuant to this Section 6 or (iii) Executive’s death.

(b)   Termination by the Company. This Agreement may be terminated by the Company upon thirty (30) days prior written notice to Executive upon the earlier to occur of the following:

(i)                 Disability. This Agreement and Executive’s employment pursuant to this Agreement, may be terminated by the Company in the event of Executive’s Disability. The term “Disability” shall mean any illness, disability or incapacity of Executive which prevents him from substantially performing his regular duties for a period of four (4) consecutive months or one hundred eighty (180) days, even though not consecutive, in any twelve (12) month period.

(ii)               Cause. The Company may terminate this Agreement and Executive’s employment pursuant to this Agreement for Cause. The term “Cause” shall mean:

(A) Any violation of any material provision of this Agreement, habitual absenteeism, bad faith, repeated failure or refusal to perform Executive’s duties pursuant to Section 1 of this Agreement or gross negligence or willful misconduct on the part of Executive in the performance of his duties, provided that the Company has given written notice of and an opportunity of not less than thirty (30) days to cure such breach.

(B)  a breach of Section 7, 8 or 9 of this Agreement;

(C)  a breach of trust whereby Executive obtains personal gain or benefit at the expense of or to the detriment of the Company;

(D) Executive’s use of illegal substances;

(E)  any fraudulent or dishonest conduct by Executive or any other conduct by him, which damages the Company, its parent, any of its subsidiaries or affiliates or their property, business or reputation;

(F)   a conviction of or plea of nolo contendere by Executive of (i) any felony or (ii) any other crime involving fraud, theft, embezzlement or use or possession of illegal substances; or

(G) the admission by Executive of any matters set forth in Section 6(b)(ii)(F) of this Agreement.

(H) failure to ensure that the Company’s filings with the Securities and Exchange Commission (the “SEC”) are timely; and

(I)    failure to ensure the accuracy of the Company’s filings with SEC.

(d)   Termination by Executive.

(i)                 Disability. This Agreement and Executive’s employment pursuant to this Agreement, may be terminated by Executive on not less than thirty (30) days’ prior written notice in the event of Executive’s Disability.

(ii)               Voluntary termination. This Agreement may be voluntarily terminated by Executive on not less than thirty (30) days’ prior written notice to the Company.

(e)    Consequences of Termination. Upon termination of Executive’s employment, except for (i) termination for Cause pursuant to subsection 6(b)(ii) or (ii) termination by Executive pursuant to subsection 6(d)(ii), Executive shall be entitled to (A) a payment equal to two (2) months’ salary, or thirty thousand U.S. dollars ($30,000)

or two hundred thirty four thousand HKD ($234,000) (the “Severance”) and (B) Executive shall be eligible to retain the benefits provided for in Section 5 of this Agreement for a period of six (6) months. The Severance shall be paid, at the Company’s option, either (x) in a lump sum upon termination, with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal payroll payments are made to other employees of the Company. Executive expressly acknowledges and agrees that the Severance shall be in full satisfaction of any and all claims Executive may have with respect to or arising out of Executive’s employment with the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Fair Labor Standards Act of 1938, as amended, the Civil Rights Act of April 9, 1866, the National Labor Management Relations Act, the Occupation Safety and Health Act and the Family Medical Leave Act of 1993. Notwithstanding the foregoing, Executive’s right to receive Severance is contingent upon Executive not violating any of his on-going obligations under this Agreement.

7. Trade Secrets and Proprietary Information. Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its business, any business it proposes to engage in, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “confidential information” of the Company for the purposes of this Agreement. In consideration of his employment and engagement as Chief Executive Officer, Executive agrees that he will not, during or after the Term, without the consent of the Company’s board of directors, make any disclosure of confidential information now or hereafter possessed by the Company, to any person, partnership, corporation or entity either during or after the Term here of, except that nothing in this Agreement shall be construed to prohibit him from using or disclosing such information (a) if such disclosure is necessary in the normal course of the Company’s business in accordance with Company policies or instructions or authorization from the board of directors, (b) such information shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, (c) complying with legal process; provided, that in the event Executive is required to make disclosure pursuant to legal process, he shall give the Company prompt notice thereof and the opportunity to object to the disclosure, or (d) subsequent to the Term, if such information shall have either (i) been developed by Executive independent of any of the Company’s confidential or proprietary information or (ii) been disclosed to Executive by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company. For the purposes of Sections 7, 8 and 9 of this Agreement, the term “Company” shall include the Company, its parent, its subsidiaries and its affiliates.

8.      Covenant Not To Solicit or Compete.

(a)    During the period from the date of this Agreement until one (1) year following the date on which Executive’s employment is terminated, Executive will not, directly or indirectly:

(i)                 Persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 8 include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment hereunder or during the twelve (12) months preceding the termination of Executive’s employment);

(ii)               solicit for himself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of Executive’s employment; or

(iii)             persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the lawful and proper termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company.

(b)   Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 7 and 8 of this Agreement are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

9.      Inventions and Discoveries. Executive agrees promptly to disclose in writing to the Company any invention or discovery made by him during the period of time that this Agreement remains in full force and effect, whether during or after working hours, in any business in which the Company is then engaged or which otherwise relates to any product or service dealt in by the Company and such inventions and discoveries shall be the Company’s sole property. Executive acknowledges that any such invention or discovery developed by him and any intellectual property rights relating thereto shall be considered as “work performed for hire.” In the event that any such intellectual property rights are not, for any reason, deemed work performed for hire, Executive hereby assigns to the Company any and all of his right, title and interest therein to the Company. Upon the Company’s request, Executive shall execute and assign to the Company all applications for copyrights and patents of the United States and such foreign countries as the Company may designate, and Executive shall execute and deliver to the Company such other instruments as the Company deems necessary to confirm the Company’s sole ownership of all rights, title and interest in and to such inventions and discoveries, as well as all copyrights and/or patents. If services in connection with applications for copyrights and/or patents are performed by Executive at the Company’s request after the termination of his employment hereunder, the Company shall pay Executive reasonable compensation for such services rendered after termination of this Agreement.

10.  Non-Disparagement. Commencing on the date hereof and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

11.  Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Sections 7, 8 or 9 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting him from any violation or threatened violation of such provisions and compelling him to comply with such provisions. In the event an injunction is issued against any such violation by Executive, the period referred to in Section 8 of this Agreement shall continue until the later of the expiration of the period set forth therein or one (1) month from the date a final judgment enforcing such provisions is entered and the time for appeal has lapsed. The provisions of Sections 7, 8, 9 and 10 of this Agreement shall survive any termination of this Agreement and Executive’s employment pursuant to this Agreement.

12.  Miscellaneous.

(a)    Authority. Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use, in the performance of his obligations hereunder, any proprietary information of any other party which he is legally prohibited from using.

(b)   Notice. Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 11(b), to the parties as follows:

If to the Company: Luckycom Limited

Level 8, Two Exchange Square

Central, Hong Kong

Attn: Kingrich Lee, CEO

If to Executive: Kingrich Lee

Flat E, 38/F, Tower 10

Island Harbourview, 11 Hoi Fai Road

Kowloon, Hong Kong

Either party may, by like notice, change address to which notice is to be sent upon ten (10) days prior written notice.

(c)    Governing Law. This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of Hong Kong, without regard to principles of conflicts of laws.

(d)   Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 8(a) of this Agreement, so that it complies with applicable law.

(e)    Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f)    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns. Neither party hereto shall have the right to assign or transfer any of its or his rights hereunder except in connection with a merger or consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(g)   Headings. The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(h)   Waivers. No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

(i)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures evidenced by facsimile transmission will be accepted as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LUCKYCOM, LTD.:

By: ______________________________

Kingrich Lee, CEO

/s/ Kingrich Lee

EXECUTIVE:

________________________________

Kingrich Lee

/s/ Kingrich Lee